Exhibit 99.1

FOR RELEASE

Date: April 22, 2026

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Delivers Net Income of $10.5 Million for the Quarter Ended
March 31, 2026, the Highest Quarterly Earnings in the Bank’s 137-Year History and
Announces a Stock Repurchase Program

Catskill, N.Y. – April 22, 2026 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2026, which is the third quarter of the Company’s fiscal year ending June 30, 2026. Net income for the three and nine months ended March 31, 2026 was $10.5 million, or $0.62 per basic and diluted share, and $29.7 million, or $1.74 per basic and diluted share, respectively, as compared to $8.1 million, or $0.47 per basic and diluted share, and $21.8 million, or $1.28 per basic and diluted share, for the three and nine months ended March 31, 2025, respectively. Net income increased $7.9 million, or 36.1%, when comparing the nine months ended March 31, 2026 and 2025.

Highlights:
•	Net Income: $29.7 million for the nine months ended March 31, 2026, a new record high
•	Total Assets: $3.2 billion at March 31, 2026, a new record high
•	Net Loans: $1.7 billion at March 31, 2026, a new record high
•	Total Deposits: $2.8 billion at March 31, 2026, a new record high
•	Return on Average Assets: 1.31% for the nine months ended March 31, 2026
•	Return on Average Equity: 15.65% for the nine months ended March 31, 2026
•	Company adopts a stock repurchase program of 400,000 shares

Donald Gibson, President & CEO stated: “We are proud to report another quarter of record performance, with all-time highs in net income, total assets, net loans and total deposits. These results are not achieved in isolation, they reflect the trust our customers place in us and the dedication of our team.

At our core, we remain a community bank. Every loan we make, every dollar we gather, and every relationship we build is rooted in the communities we serve. We are grateful to our customers, our communities, and employees for their continued support and commitment.

Our success is not defined by a single quarter, but by consistent performance over time. That consistency is driven by our people, our employee-owners and positions us to deliver long-term value for our shareholders while remaining true to our mission as a relationship-focused community bank.”

Total consolidated assets for the Company were $3.2 billion at March 31, 2026, primarily consisting of $1.7 billion of net loans and $1.2 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.8 billion at March 31, 2026, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $31.6 million for the nine months ended March 31, 2026 as compared to $24.0 million for the nine months ended March 31, 2025, an increase of $7.6 million, or 31.6%. Pre-provision net income measures the Company’s net income not including the provision for credit losses. Management believes that this non-GAAP measure assists investors in comprehending the impact of the provision for credit losses on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses.

The Company strategically managed its balance sheet by focusing on higher-yielding loans and securities and lowering deposit rates to align with the Federal Reserve’s recent interest rate cuts. This resulted in a higher net interest margin for the three and nine months ended March 31, 2026 as compared to the three and nine months ended March 31, 2025. The recent global conflicts, higher energy prices and shifting tariff policies have complicated the economic outlook. With shifting global alliances and market volatility our focus remains our commitment to building shareholder value while serving the financial needs of our communities. The Company continues to deliver strong performance and stability against an unpredictable geopolitical landscape.

Selected highlights for the three and nine months ended March 31, 2026, are as follows:

Net Interest Income and Margin
•
Net interest income increased $4.0 million to $20.2 million for the three months ended March 31, 2026, from $16.2 million for the three months ended March 31, 2025. Net interest income increased $13.4 million to $56.8 million for the nine months ended March 31, 2026, from $43.4 million for the nine months ended March 31, 2025. The increase in net interest income was due to an increase in the average balance of interest-earning assets, which increased $164.7 million and $215.6 million when comparing the three and nine months ended March 31, 2026 and 2025, respectively, an increase in interest rates on interest-earning assets, which increased 14 and 17 basis points when comparing the three and nine months ended March 31, 2026 and 2025, respectively, and a decrease in rates paid on interest-bearing liabilities, which decreased 29 and 31 basis points when comparing the three and nine months ended March 31, 2026 and 2025, respectively. The increase in net interest income was offset by an increase in the average balance of interest-bearing liabilities, which increased $144.1 million and $196.2 million when comparing the three and nine months ended March 31, 2026 and 2025, respectively.

Average loan balances increased $129.9 million and $150.2 million and the yield on loans increased 6 and 14 basis points when comparing the three and nine months ended March 31, 2026 and 2025, respectively. The average balance of securities increased $58.9 million and $84.9 million and the yield on such securities increased 26 basis points for both the three and nine months ended March 31, 2026 and 2025, respectively. The average interest-bearing bank balances and federal funds decreased $24.7 million and $20.5 million and the yield on interest-bearing bank balances and federal funds decreased 77 and 72 basis points when comparing the three and nine months ended March 31, 2026 and 2025, respectively.

The cost of NOW deposits decreased 35 and 39 basis points, and the cost of certificates of deposits decreased 50 and 64 basis points when comparing the three and nine months ended March 31, 2026 and 2025, respectively. The growth in interest-bearing liabilities was primarily due to an increase in average NOW deposits of $129.6 million and $174.2 million and an increase in average certificates of deposits of $34.4 million and $45.2 million when comparing the three and nine months ended March 31, 2026 and 2025, respectively. This was partially offset by a decrease in average savings and money market deposits of $9.8 million and $14.0 million when comparing the three and nine months ended March 31, 2026 and 2025, respectively. When comparing the three and nine months ended March 31, 2026 and 2025, yields on interest-earning assets increased while the costs of interest-bearing deposits declined, reflecting continued asset repricing and the Company’s strategic reduction in deposit rates.

•
Net interest rate spread increased 43 basis points to 2.55% for the three months ended March 31, 2026 as compared to 2.12% for the three months ended March 31, 2025. Net interest rate spread increased 48 basis points to 2.38% for the nine months ended March 31, 2026 as compared to 1.90% for the nine months ended March 31, 2025.

Net interest margin increased 41 basis points to 2.73% for the three months ended March 31, 2026 as compared to 2.32% for the three months ended March 31, 2025. Net interest margin increased 45 basis points to 2.59% for the nine months ended March 31, 2026 as compared to 2.14% for the nine months ended March 31, 2025. The increase in net interest rate spread and net interest margin for the three and nine months ended March 31, 2026 was driven by higher interest income on loans and securities, as earning assets repriced and new originations reflected yields above prior-period levels, combined with disciplined deposit pricing that reduced funding costs.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.03% and 2.60% for the three months ended March 31, 2026 and 2025, respectively, and was 2.88% and 2.41% for the nine months ended March 31, 2026 and 2025, respectively.

Credit Quality and Provision for Credit Losses
•
Provision for credit losses amounted to $451,000 and $1.1 million for the three months ended March 31, 2026 and 2025, respectively, and $1.9 million and $2.2 million for the nine months ended March 31, 2026 and 2025, respectively. The provision for the nine months ended March 31, 2026, was primarily attributable to an increase in loan volume offset by improvements in the economic forecasts used in the Current Expected Credit Loss (“CECL”) model. The allowance for credit losses on loans to total loans receivable was 1.25% at March 31, 2026 as compared to 1.24% at June 30, 2025.

•
Commercial and commercial real estate loans classified as substandard and special mention totaled $34.9 million at March 31, 2026, and $39.4 million at June 30, 2025, a decrease of $4.5 million. The decrease in the loans classified during the period ended March 31, 2026, was primarily due to upgrades of commercial real estate loans that were considered to be performing and paying in accordance with the terms of their loan agreements and commercial real estate loans that were paid off during the period. Of the loans classified as substandard or special mention, $31.5 million were performing at March 31, 2026. There were no loans classified as doubtful or loss at March 31, 2026 or June 30, 2025.

•
Net charge-offs on loans amounted to $73,000 and $96,000 for the three months ended March 31, 2026 and 2025, respectively, a decrease of $23,000. Net charge-offs totaled $273,000 and $305,000 for the nine months ended March 31, 2026 and 2025, respectively. There were no material charge-offs in any loan segment during the three and nine months ended March 31, 2026.

•
Nonperforming loans amounted to $3.1 million at March 31, 2026 and June 30, 2025, respectively. The activity in nonperforming loans during the period included $763,000 in loan repayments, $84,000 in charge-offs, and $860,000 of loans placed into nonperforming status. At March 31, 2026 and June 30, 2025, nonperforming assets were 0.10% of total assets, respectively. At March 31, 2026, nonperforming loans were 0.18% of net loans as compared to 0.19% at June 30, 2025.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $157,000, or 4.1%, to $3.7 million for the three months ended March 31, 2026 compared to $3.9 million for the three months ended March 31, 2025. The decrease during the three months ended March 31, 2026 was primarily due to the Company earning an Employee Retention Tax Credit (“ERTC”) of $610,000 during the three months ended March 31, 2025 and a $279,000 decrease in fee income earned on customer interest rate swap contracts. This was partially offset by a $665,000 loss on sales of securities available-for sale during the three months ended March 31, 2025. Noninterest income decreased $627,000, or 5.5%, to $10.8 million for the nine months ended March 31, 2026 as compared to $11.5 million for the nine months ended March 31, 2025. The decrease during the nine months ended March 31, 2026 was primarily due to the Company earning an ERTC of $610,000 during the nine months ended March 31, 2025 and a decrease of $317,000 in fee income earned on customer interest rate swap contracts. This was partially offset by an increase in income from bank owned life insurance of $124,000, and an increase of $99,000 in service charge income.

•
Noninterest expense increased $1.2 million, or 12.3%, to $11.3 million for the three months ended March 31, 2026 compared to $10.0 million for the three months ended March 31, 2025. The increase during the three months ended March 31, 2026 was primarily due to a $706,000 non-cash settlement charge as a result of the completed termination of the Company’s defined benefit pension plan, an increase of $588,000 in salaries and employee benefits, and an increase of $166,000 in service and data processing expenses. This was partially offset by a decrease of $277,000 in the allowance for credit losses unfunded commitment expense, due to a decrease in the Company’s contractual obligation to extend credit. Noninterest expense increased $2.8 million, or 9.7%, to $31.8 million for the nine months ended March 31, 2026 as compared to $29.0 million for the nine months ended March 31, 2025. The increase during the nine months ended March 31, 2026 was primarily due to an increase of $1.4 million in salaries and employee benefits, a $895,000 non-cash settlement charge as a result of the completed termination of the Company’s defined benefit pension plan, an increase of $355,000 in computer software, supplies and support fees, an increase of $252,000 in charitable contributions as the Bank made a $250,000 charitable donation to the Bank of Greene County Charitable Foundation, an increase of $194,000 in service and data processing expenses, an increase of $162,000 in legal and professional fees, and an increase of $152,000 in occupancy expenses. This was partially offset by a $1.0 million decrease in the allowance for credit losses unfunded commitment expense.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 13.5% and 12.4% for the three and nine months ended March 31, 2026, and 9.9% and 8.0% for the three and nine months ended March 31, 2025, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance and tax credits to arrive at the effective tax rate. The increase during the three and nine months ended March 31, 2026, is primarily due to higher pre-tax income and reflects a lower mix of tax-exempt income from municipal bonds, tax advantage loans, and bank owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $3.2 billion at March 31, 2026 and $3.0 billion at June 30, 2025, an increase of $140.5 million, or 4.6%.

During the quarter ended March 31, 2026, the Company completed the termination of its defined benefit pension plan, with all remaining obligations settled using plan assets for approximately $3.5 million.

•
Total cash and cash equivalents for the Company were $139.5 million at March 31, 2026 and $183.1 million at June 30, 2025. The Company has continued to maintain strong capital and liquidity positions as of March 31, 2026.

•
Securities available-for-sale and held-to-maturity increased $52.3 million, or 4.6%, to $1.2 billion at March 31, 2026 as compared to $1.1 billion at June 30, 2025. Securities purchased totaled $569.3 million during the nine months ended March 31, 2026, primarily consisting of $254.2 million of U.S. Treasuries, $229.9 million of state and political subdivision securities, $68.1 million of mortgage-backed securities, $9.0 million of corporate debt securities, and $8.1 million of collateralized mortgage obligations. Principal pay-downs and maturities during the nine months ended March 31, 2026, amounted to $512.4 million, primarily consisting of $259.0 million of U.S. Treasuries, $205.0 million of state and political subdivision securities, $31.3 million of mortgage-backed securities, $14.4 million of corporate debt securities, and $2.7 million of collateralized mortgage obligations.

•
Net loans receivable increased $118.7 million, or 7.4%, to $1.7 billion at March 31, 2026 as compared to $1.6 billion at June 30, 2025. Loan growth experienced during the nine months ended March 31, 2026, consisted primarily of $96.8 million in commercial real estate loans, $18.2 million in commercial loans, and $7.7 million in home equity loans. The allowance for credit losses on loans increased $1.6 million, or 8.1%, to $21.8 million at March 31, 2026 as compared to $20.1 million at June 30, 2025. The increase in the allowance for credit losses was primarily attributable to an increase in loan volume.

•
Deposits totaled $2.8 billion at March 31, 2026 as compared to $2.6 billion at June 30, 2025, an increase of $132.7 million. The Company had $31.6 million and $51.6 million of brokered deposits at March 31, 2026 and June 30, 2025, respectively. NOW deposits increased $141.3 million, or 7.2%, and money market deposits increased $2.3 million, or 2.3% when comparing March 31, 2026 and June 30, 2025. Savings deposits decreased $7.5 million, or 3.0%, certificates of deposits decreased $2.3 million, or 1.0%, and noninterest bearing deposits decreased $1.1 million, or 1.0%, when comparing March 31, 2026 and June 30, 2025.

•
Borrowings amounted to $107.3 million at March 31, 2026 as compared to $128.1 million at June 30, 2025, a decrease of $20.8 million. At March 31, 2026, borrowings included $73.2 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $29.9 million of Fixed-to-Floating Rate Subordinated Notes and $4.2 million of long-term borrowings with the FHLB. On October 1, 2025, the entire outstanding principal amount of the $20.0 million 4.75% Fixed-to-Floating Rate Subordinated Notes, due September 17, 2030, were redeemed. The redemption was funded by cash on hand.

•
Shareholders’ equity increased to $267.6 million at March 31, 2026 as compared to $238.8 million at June 30, 2025, resulting primarily from net income of $29.7 million and a decrease in accumulated other comprehensive loss of $2.3 million, partially offset by dividends declared and paid of $3.3 million. As previously announced on April 15, 2026, the Board of Directors of the Company adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 400,000 shares of its common stock, at management’s discretion, at prices management considers to be attractive, and in the best interests of both the Company and its stockholders.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for the Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

In addition to historical information, this earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describes the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; the effects of any federal government shutdown; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income and Selected Financial Ratios (Unaudited)

	At or for the Three Months		At or for the Nine Months
	Ended March 31,		Ended March 31,
Dollars in thousands, except share and per share data	2026	2025	2026	2025
Interest income	$32,578	$29,779	$97,698	$86,966
Interest expense	12,392	13,568	40,933	43,551
Net interest income	20,186	16,211	56,765	43,415
Provision for credit losses	451	1,084	1,907	2,196
Noninterest income	3,699	3,856	10,841	11,468
Noninterest expense	11,275	10,042	31,795	28,978
Income before taxes	12,159	8,941	33,904	23,709
Tax provision	1,637	887	4,220	1,904
Net income	$10,522	$8,054	$29,684	$21,805

Basic and diluted EPS	$0.62	$0.47	$1.74	$1.28
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share (4)	$0.10	$0.09	$0.30	$0.27

Selected Financial Ratios
Return on average assets(1)	1.37%	1.12%	1.31%	1.04%
Return on average equity(1)	16.02%	14.41%	15.65%	13.40%
Net interest rate spread(1)	2.55%	2.12%	2.38%	1.90%
Net interest margin(1)	2.73%	2.32%	2.59%	2.14%
Fully taxable-equivalent net interest margin(2)	3.03%	2.60%	2.88%	2.41%
Efficiency ratio(3)	47.21%	50.04%	47.03%	52.80%
Non-performing assets to total assets			0.10%	0.10%
Non-performing loans to net loans			0.18%	0.18%
Allowance for credit losses on loans to non-performing loans			708.69%	724.65%
Allowance for credit losses on loans to total loans			1.25%	1.31%
Shareholders’ equity to total assets			8.41%	7.61%
Dividend payout ratio(4)			17.24%	21.09%
Actual dividends paid to net income(5)			11.01%	17.30%
Book value per share			$15.72	$13.45

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share. No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025. Dividends declared during the three months ended September 30, 2024, December 31, 2024, and March 31, 2026 were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At March 31, 2026	At June 30, 2025
Dollars In thousands, except share data
Assets
Cash and due from banks	$10,509	$12,788
Interest-bearing deposits	128,941	170,290
Total cash and cash equivalents	139,450	183,078

Long term certificate of deposit	1,225	1,425
Securities available-for-sale, at fair value	370,201	356,062
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $550 and $548 at March 31, 2026 and June 30, 2025	814,314	776,147
Equity securities, at fair value	355	402
Federal Home Loan Bank stock, at cost	5,549	5,504

Loans receivable	1,747,703	1,627,406
Less: Allowance for credit losses on loans	(21,778)	(20,146)
Net loans receivable	1,725,925	1,607,260

Premises and equipment, net	15,018	15,232
Bank owned life insurance	68,174	59,795
Accrued interest receivable	20,070	16,381
Prepaid expenses and other assets	20,874	19,323
Total assets	$3,181,155	$3,040,609

Liabilities and shareholders’ equity
Noninterest bearing deposits	$109,085	$110,163
Interest bearing deposits	2,663,469	2,529,672
Total deposits	2,772,554	2,639,835

Borrowings, short-term	73,200	74,000
Borrowings, long-term	4,189	4,189
Subordinated notes payable, net	29,954	49,867
Accrued expenses and other liabilities	33,665	33,881
Total liabilities	2,913,562	2,801,772
Total shareholders’ equity	267,593	238,837
Total liabilities and shareholders’ equity	$3,181,155	$3,040,609
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended March 31,		For the nine months ended March 31,
(Dollars in thousands)	2026	2025	2026	2025
Net interest income (GAAP)	$20,186	$16,211	$56,765	$43,415
Tax-equivalent adjustment(1)	2,202	1,945	6,486	5,524
Net interest income-fully taxable-equivalent basis (non-GAAP)	$22,388	$18,156	$63,251	$48,939

Average interest-earning assets (GAAP)	$2,953,830	$2,789,102	$2,926,643	$2,711,083
Net interest margin-fully taxable-equivalent basis (non-GAAP)	3.03%	2.60%	2.88%	2.41%

(1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and nine months ended March 31, 2026 and 2025, 4.44% for New York State income taxes for the three and nine months ended March 31, 2026 and 2025.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended March 31,
(Dollars in thousands)	2026	2025
Net income (GAAP)	$10,522	$8,054
Provision for credit losses	451	1,084
Pre-provision net income (non-GAAP)	$10,973	$9,138

	For the nine months ended March 31,
(Dollars in thousands)	2026	2025
Net income (GAAP)	$29,684	$21,805
Provision for credit losses	1,907	2,196
Pre-provision net income (non-GAAP)	$31,591	$24,001

The above information is preliminary and based on the Company’s data available at the time of presentation.